[Taubman Logo]
Board Rejection of Revised Simon Offer
January 21, 2003

TAUBMAN REJECTS SIMON'S REVISED UNSOLICITED OFFER
________________________________________________________________[Taubman Logo]__

     o Board unanimously rejects Simon's revised unsolicited offer (now joined by Westfield) as inadequate, opportunistic and clearly not in the best interests of Taubman Centers shareholders

     o  Hostile offer is not a logical catalyst for sale

     o  Now is not the time to sell

     o  Taubman has a strong track record of performance

     o  Revised offer hs no roadmap to completion

     o  Highly conditional offer

     o  Significant waste of corporate assets

     o  Substantial integration risk

TIMELINE OF EVENTS
________________________________________________________________[Taubman Logo]__

THE TAUBMAN BOARD, WITH THE ADVICE OF FINANCIAL AND LEGAL ADVISORS, THOROUGHLY CONSIDERED AND REJECTED SIMON THREE TIMES

     o OCTOBER 16: LETTER David Simon sent unsolicited letter to Robert Taubman; no details, including no price.

     o OCTOBER 21: TELEPHONE CALL Mr. Taubman spoke with Mr. Simon by telephone. Mr. Simon indicated his interest in acquiring the Company, including the possibility for Simon to enter into a joint venture with the Taubman family pursuant to which Simon Property Group would gain effective control of Taubman Centers. Mr. Taubman told Mr. Simon that while he did not believe there was any interest in pursuing a transaction, he would discuss the matter with the Taubman Board. After this conversation, Mr. Taubman contacted each of the Taubman directors individually to inform them of the letter and the conversation.

     o OCTOBER 22: PROPOSAL Letter from Mr. Simon to Mr. Taubman detailed $17.50 per share cash acquisition; Mr. Taubman forwarded letter to Taubman Board.


     o OCTOBER 28: REJECTION OF PROPOSAL Taubman Board met with financial and legal advisors to consider Simon's unsolicited $17.50 per share proposal; Board unanimously decided that Taubman Centers had no interest in pursuing sale transaction and that discussions would not be productive; Board authorized press release in the event of Simon disclosure; Mr. Taubman called Mr. Simon to inform him of the Board's unanimous conclusion and that discussions as to any such transaction would not be productive.

TIMELINE OF EVENTS
Continued
________________________________________________________________[Taubman Logo]__

     o NOVEMBER 6: MEETING At the NAREIT national conference, Mr. Simon reiterated his interest in acquiring Taubman Centers, and Mr. Taubman again informed Mr. Simon that the Taubman Board had met and the Company had no interest in pursuing a sale transaction.

     o NOVEMBER 13: PROPOSAL MADE PUBLIC David Simon sent public "bear hug" letter to Taubman Board regarding identical $17.50 per share cash acquisition proposal.

     o NOVEMBER 13: ANNOUNCEMENT OF REJECTION OF PROPOSAL Taubman Centers publicly announced Taubman Board's rejection of Simon's unsolicited proposal, based on the Board's extensive October 28 consideration of that proposal.

     o DECEMBER 5: TENDER OFFER LAUNCHED Simon commenced $18 per share cash tender offer and filed lawsuit in Michigan.

     o DECEMBER 11: REJECTION OF OFFER Taubman Centers announced Taubman Board met to consider Simon's $18 per share offer and, after extensive consultation with financial and legal advisors, unanimously rejected Simon's offer and recommended that Taubman Centers shareholders not tender their shares.

     o JANUARY 15: TENDER OFFER REVISED Simon, now joined by Westfield, revised offer to $20 per share and extended tender offer to February 14, 2003.

     o JANUARY 21: REJECTION OF OFFER Taubman Centers announces Taubman Board met to consider the revised Simon offer and, after extensive consultation with financial and legal advisors, unanimously rejected Simon's revised offer and recommended that Taubman Centers shareholders not tender their shares.

WRONG TIME TO SELL
________________________________________________________________[Taubman Logo]__

     o  Recent development projects have yet to stabilize

        - NOI growth (2002 - 2003) expected to be more than 30% at Dolphin Mall and Wellington Green, and nearly 20% at International Plaza

        - Stony Point Fashion Park (Richmond, Va., opening Sept. 2003) over 80% committed

        - Mall at Millennia (Orlando) stabilizes in 2003

        - Willow Bend - Saks opening by 2005

     o  New initiatives to reduce frictional vacancy beginning to show results

     o Highly coveted portfolio with significant scarcity value that will only increase over time

     o  No reason to sacrifice upside

     o  Taxable event to certain common shareholders

UNIQUE PORTFOLIO OF IRREPLACEABLE ASSETS
________________________________________________________________[Taubman Logo]__

     o  Most productive portfolio of regional malls

        - Sales per square foot for mall shops of $456 versus $378 for Simon and an average of $356 for other public mall companies (CBL, MAC, GGP, RSE as of YE2001)

        - Highest average rents among competitors (36% higher than next highest reporting company)

     o  Portfolio of consistently high-quality assets

     o Limited number of upscale mall portfolios due to consolidation trend in sector

        - Consistent buyer demand

        - Always command premium cap rates

PERFORMANCE FACTS
________________________________________________________________[Taubman Logo]__

     o  16% FFO per share growth in 2002 (consensus)

        - Highest in the sector and one of the highest expected among all REITs

     o 81% total return over the past five years ended November 12, 2002 (undisturbed date)

        - Outperformed Morgan Stanley REIT Total Return Index (22%)

        - Outperformed S&P 500 Total Return Index (4%)

        - Outperformed Simon Property Group (63%)

PROVEN TRACK RECORD OF OUTPERFORMACE
Trailing Five-Year Performance (a)
________________________________________________________________[Taubman Logo]__

                       81% TOTAL RETURN OVER PAST 5 YEARS

[Bar Graph Depicts the Following]

Total Return  Taubman
              Price Appreciation = 24.0%
              Dividend Return = 41.0%
              Sum of 65.0%
              Total Return (with Dividends Reinvested) = 81.6%

              Simon
              Price Appreciation = 15.5%
              Dividend Return = 32.8%
              Sum of 48.3%
              Total Return (with Dividends Reinvested) = 63.3%

              Wilshire REIT
              Price Appreciation = (10.9%)

              RMS
              Total Return (with Dividends Reinvested) = 21.6%

              S&P 500
              4.3%


[End of Bar Graph]

                Taubman     Simon     Wilshire REIT     RMS     S&P 500

CAGR            12.3%       9.3%      (2.3)%            4.0%    0.9%

      12-NOV-1997 TO 12-NOV 2002 (DAY BEFORE SIMON'S PROPOSAL MADE PUBLIC)

     (a)  SOURCE:  FACTSET

PROVEN TRACK RECORD OF OUTPERFORMANCE
Historical Total Returns (a)
________________________________________________________________[Taubman Logo]__

        TAUBMAN HAS CONSISTENTLY OUTPERFORMED SIMON AND RELEVANT INDICES

[Bar Graph Depicts the Following]

1-YEAR (2001) CAGR

TCO = 46.6%
SPG = 31.8%
RMS Total Return Index = 12.9%
S&P 500 Total Return Index = (11.9)%


[End of Bar Graph]


[Bar Graph Depicts the Following]

2-YEAR (2000-2001) CAGR

TCO = 27.5%
SPG = 22.3%
RMS Total Return Index = 19.6%
S&P 500 Total Return Index = (10.5)%


[End of Bar Graph]


[Bar Graph Depicts the Following]

3-YEAR (1999-2001) CAGR

TCO = 11.3%
SPG = 10.9%
RMS Total Return Index = 9.2%
S&P 500 Total Return Index = (1.0)%


[End of Bar Graph]


[Bar Graph Depicts the Following]

4-YEAR (1998-2001) CAGR

TCO = 11.8%
SPG = 5.7%
RMS Total Return Index = 4.8%
S&P 500 Total Return Index = 3.2%



[End of Bar Graph]


[Bar Graph Depicts the Following]

5-YEAR (1997-2001) CAGR

TCO = 11.1%
SPG = 10.7%
RMS Total Return Index = 6.3%
S&P 500 Total Return Index = 6.1%



[End of Bar Graph]


     (a)  SOURCE:  FACTSET, CALENDER YEAR BASIS

PROVEN TRACK RECORD OF OUTPERFORMANCE
5-Year Stock Price Comparison - Taubman vs. Simon
________________________________________________________________[Taubman Logo]__


[Line Graph depiciting comparison of indexed stocks prices of Taubman Centers Inc. and Simon Property Group Inc.]

DAILY FROM 12-NOV-1997 TO 12-NOV-2002 (DAY BEFORE SIMON'S PROPOSAL MADE PUBLIC)

NO ROADMAP TO COMPLETION
________________________________________________________________[Taubman Logo]__

     o Taubman family and other shareholders, with over 1/3rd total voting power of Company's capital stock, opposed to sale

     o  Sale or other extraordinary transaction requires 2/3rds affirmative vote

     o  Offer remains contingent on questionable litigation

     o Highly conditional offer; significant risk that offer would not be consummated

     o Simon and Westfield attempting to increase control over key markets where they already dominate; potentially raises serious anti-trust concerns

SIMON WILLING TO MISREPRESENT TO SERVE OWN END
________________________________________________________________[Taubman Logo]__

     o Misleads about Taubman's 1998 restructuring and resulting corporate governance
        - One share, one unit, one vote - completely democratic

     o  Misrepresents Simon's corporate governance structure

        - Simon family has extraordinary, undemocratic powers - hard-wired Board seats, absolute veto right over major transactions (including sale)

        - Simon publicly denied that these powers exist, then acknowledged it made "a mistake" (New York Times, 12/1/02)

        - To date, Simon has not issued a correction and maintains incorrect press release on website

     o  Mischaracterizes Taubman Centers financial and stock price performance

     o  Misrepresents David Simon's communication with Robert Taubman

SAVVY REAL ESTATE INVESTOR RECOGNIZES TAUBMAN'S VALUE
________________________________________________________________[Taubman Logo]__

     o Sheldon M. Gordon, original visionary and designer of The Forum Shops at Caesars in Las Vegas, will invest in Taubman at $24/unit for non-voting units in connection with Company's support of Gordon's potential acquisition of Simon's interest in Forum Shops

        - Gordon recognizes Taubman's leasing strengths and unparalleled collection of high-quality assets; believes in Taubman's value and growth plans

     o  Increases equity base of Taubman under either "buy / sell" scenario

        - Equity issuance at a premium to current market price

     o  Perfect asset fit in "buy" scenario

        - Consistent with Taubman management / leasing strengths

        - Immediately accretive:  $0.06 during first full year

            o  Management, leasing, development fees

            o  12% preferred return on $72 million investment

     o At Gordon's insistence, agreement with Taubman contains provisions ensuring that Gordon's partnership with Simon is ended permanently

FORUM SHOPS BUY SCENARIO: SIGNIFICANT UPSIDE
________________________________________________________________[Taubman Logo]__

     o  Substantially Under-Rented

        - Extremely high sales levels -- in excess of $1,100 psf

        - Relatively low occupancy costs of 12.9% vs. Taubman average of 14.5% (vs. $456 psf Taubman average sales for 2001)

        - Significant near-term rollover at low rents: 131,000 sf over next 5 years

     o  Tenant Mix

        - Will benefit from Taubman's strong luxury tenant relationships

        - Increased food and entertainment focus

     o  Phase III Expansion -- brings the mall directly onto the Strip

        - 175,000 additional square feet of prime space

        - 10% unleveraged return on conservative rent assumptions

     o  New Demand/Increase in Core Customers

        - Caesars (opening of Celine Dion Theatre)

        - Le Reve (new high-end hotel with approximately 2,700 rooms)

        - Venetian (new hotel tower with 1,000 additional rooms)

        - 5,000 additional rooms in immediate trade area over next 5 years

FORUM SHOPS:  TRANSACTION STEPS

(Flow Chart Depicts Following:)

________________________________________________________________[Taubman Logo]__

    Gordon              Within 30 Days:           Within 120 Days                New JV to Own Forum
Triggers Buy/Sell        Simon Decides         of Decision: Closing         Shops if Simon Sells to Gordon
_________________       ______________        ______________________        _______________________________

                        Simon decides           Simon sells to Gordon       o Gordon and Taubman form new joint venture
                        to sell                                               - Gordon and Taubman serve as General Partners
                                                                              - Taubman serves as Manager
                                                                            o Ownership: Gordon 66.7%, Taubman 33.3%
                                                                              - Gordon contributes 33.3% interest to
                                                                                Taubman in exchange for Taubman units
                                                                              - Approximately 2.42 million units issued
                                                                              - $24/unit
                                                                            o Gordon units have same attributes as ordinary
                                                                              Taubman units, except:
Gordon triggers         Simon makes no          Under the terms of the        - No voting rights
buy/sell provision      decision within         buy/sell provision, "no       - Very limited rights to sell units for 2 years,
of current partnership  30 day period           decision" by Simon              then on a phased basis over 3 years
agreement with Simon                            results in a Simon sale     o Firm commitment in hand for $385 million
                                                                              mortgage financing
                                                                            o Taubman provides $72 million of preferred
                                                                              equity to JV
                                                                              - 12% coupon, current pay
                                                                              - To be repaid with refinancing proceeds

                                                                            o Gordon invests $50 million cash in Taubman
                                                                              and receives Taubman units:
                                                                              - Approximately 2.08 million units issued
                                                                              - $24/unit
                        Simon decides           Gordon sells to Simon       o Gordon units have same attributes as ordinary
                        to buy                                                Taubman units, except:
                                                                              - No voting rights
                                                                              - Very limited rights to sell units for 2 years,
                                                                                then on a phased basis over 3 years

1998 RESTRUCTURING PROCESS
________________________________________________________________[Taubman Logo]__

     GOAL:  ESTABLISH GOVERNANCE PACKAGE
            CONSISTENT WITH PUBLICLY-TRADED PEERS

     o  Unanimous approval by independent directors

     o  Extensive process

     o  Retained independent legal and financial advisors

     o  Independent directors represented interests of public REIT shareholders

     o Acknowledgement by NYSE that issuance of Series B shares did not require shareholder approval

VOTING INTERESTS AND ECONOMIC INTERESTS ARE ALIGNED
________________________________________________________________[Taubman Logo]__

     o The 1998 Restructuring aligned the voting interests and economic ownership of all investors in the Taubman Centers business

     o The Series B Preferred Stock gave each Unitholder a voting interest in Taubman Centers proportionate to their economic ownership in the consolidated enterprise

          o Unitholders vote is equivalent to their ownership of the underlying properties

          o Unitholders vote is equivalent to the percentage of the distributions and income that they receive from the operating partnership

          o Unitholders vote is equivalent to the percentage of the proceeds that they would receive on any liquidation of the consolidated enterprise

OWNERSHIP AND VOTING COMPARISON
________________________________________________________________[Taubman Logo]__

                 PRE-1998 RESTRUCTURING                               POST-1998 RESTRUCTURING
(a)                         Ownership        Voting                                              Ownership        Voting
                            _________        ______                                              _________        ______

  Taubman Family               18.8%                                  Taubman Family               29.8%           29.8%

  Other Unitholders             4.6%                                  Other Unitholders             7.5%            7.5%
                               _____                                                               _____           _____

  Taubman Family and                                                  Taubman Family and
   Other Unitholders           23.4%          30.8%                    Other Unitholders           37.3%           37.3%

  GM Pension Trusts            37.2%          30.8%                   GM Pension Trusts              -               -
   Unitholders                                                         Unitholders

  REIT Shareholders            39.4%(b)       38.4%                   REIT Shareholders            62.7%(c)       62.7% (c)
                               _____          _____                                                _____          _____
                              100.0%         100.0%                                               100.0%         100.0%



     (a) Indicates voting rights via member seats on the Partnership Committee; Taubman family and other unitholders represented 4 members out of 13, GM Pension Trusts represented 4, and REIT Shareholders represented 5.

     (b) Includes approximately 6.3% ownership held by GM Pension Trusts in REIT shares.

     (c) Includes approximately 9.9% ownership held by GM Pension Trusts in REIT shares.

OWNERSHIP AND VOTING STRUCTURE TODAY
________________________________________________________________[Taubman Logo]__

CURRENT OWNERSHIP STRUCTURE (15-NOV-2002) (a)

[Pie Graph Depicts the Following]

Taubman Family owns 30.6% of Common Units
Taubman Family owns 0.6% of Common Shares
Other REIT Shareholders own 61.3 % of Common Shares
Non-Family Directors and Officers own 0.3% of Common Shares
Non-Family Directors and Officers own 0.2% of Common Units
Non-Family Unitholders own 7.6% of Common Units

[End of Graph]

CURRENT VOTING STRUCTURE (15-NOV-2002) (a)

[Pie Graph Depicts the Following]

Taubman Family owns 30.6% of Series B Preferred Shares
Taubman Family owns 0.6% of Common Shares
Taubman Family Proxies (b) owns 1.9% of Series B Preferred Shares
Taubman Family Proxies (b) owns 1.1% of Common Shares
Other REIT Shareholders own 60.3% of Common Shares
Non-Family Unitholders own 5.7% of Series B Preferred Shares
Non-Family Directors and Officers own 0.2% of Common Shares
Non-Family Directors and Officers own 0.2% of Series B Preferred Shares

[End of Graph]


     (a) SOME PERCENTAGES MAY NOT APPEAR TO SUM CORRECTLY DUE TO ROUNDING.
     (b) INCLUDES DURABLE PROXIES PROVIDING tAUBMAN FAMILY WITH THE SOLE AND ABSOLUTE RIGHT TO VOTE, PER SCHEDULE 13D FILED ON NOVEMBER 15TH 2002.

GOVERNANCE COMPARISON TODAY (a)
________________________________________________________________[Taubman Logo]__

                          TAUBMAN                    SIMON
________________________________________________________________________________


Family Equity Ownership   >30%                       ~15%


Board of Directors        Taubman family can         Simon family can appoint
                          nominate, but not          four of thirteen directors.
                          appoint, four of           DeBartolo family can
                          nine directors             appoint two directors


Sale or Merger of         Taubman family votes       Simon family has absolute
REIT (and other           pro rata with economic     veto power
extraordinary             ownership
transactions)


Vote as a Separate        No                         Yes
Class



(a) Based on current ownership levels.                                        20

BACK TO BUSINESS
________________________________________________________________[Taubman Logo]__

     o  No roadmap to completion

     o Simon's unsolicited offer is a distraction and a waste of both companies' time and resources

     o Board unanimously rejected Simon's revised offer as inadequate, opportunistic and clearly not in the best interests of shareholders

     o  It's time to get back to business


                                                                              21